Exhibit 10.5

[Transition Plan of Wayne Mueller]

•	Continue on ICB and CBI board and be paid as outside director upon retirement from bank as full time employee. The continuance on the Board depends on the Board and/or the shareholders. Management of the Bank can’t commit to this.

•	Work under a year to year consulting basis assisting on special assignments, paid on a retainer at $2500/m remaining a part time employee of the bank. Would continue to be allowed to utilize the bank car he currently operates, reimbursing the bank for personal miles. This position will take direction from either the EVP of Ag Banking or the Senior Lender on assignments.

•	The car Wayne is currently operating 2007 Chevy will be given to Wayne at the end of his term defined under this part time status and any tax(s) which would be applicable would be paid by Wayne.

•	Will not be eligible for benefits as the position will be a part time position working a planned maximum of 20 hours per month. If it is necessary to work more than the 20 hours the EVP, SLO or CEO would need to approve. Drive time to client appointments or required bank meetings is included as work time.

•	Wayne would desire to continue attending ALCO committee as a board member. This time would be outside of the 20 hours and if in attendance would be paid the customary outside board committee fee.

•	Planned retirement date of May 1, 2014 from full time and move into this part time role, by then all accounts currently assigned to Wayne will be transitioned to another primary lender.

•	Office location for Wayne in Manitowoc will remain as is until it is determined the office may be needed for other positions at the bank. Wayne will continue to have access to the Fond du Lac office as needed.

•	Wayne’s current cell phone number will be turned over to him

•	Wayne’s current compensation to continue until May1st.

•	Stock options to be exercised per option agreements approved at November 19th Compensation Committee meeting. Cashless exercise of the following: 912 shares granted January 2011, 834 options granted January 2009, 1370 options granted January 2008, and 1363 options granted January 2007. All of these options are approved for cashless exercise for August 1, 2014. Subject to no adverse change to the bank or holding company capital position.

•	Early distribution of a portion of the deferred compensation will be paid as approved at the November 19th Compensation Committee as well.

•	30 days’ notice from either party is required to terminate this arrangement.

I agree to the above and understand my employment with Investors Community Bank as a full time employee will cease on May 1, 2014. This includes termination of my employment agreement.

/s/ Wayne D. Muller	/s/ Timothy J. Schneider
Wayne D. Mueller	Timothy J. Schneider, CEO